Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 14, 2007, relating to the consolidated financial statements and financial statement schedules of Quanex Corporation and the effectiveness of Quanex Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Quanex Corporation for the year ended October 31, 2007.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Houston, Texas
April 23, 2008